UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: February 10, 2005
                        (Date of Earliest Event Reported)

                      OLYMPIC CASCADE FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

              Delaware                    001-12629             36-4128138
  (State or other jurisdiction of  (Commission File Number)  (I.R.S. Employer
   incorporation or organization)                            Identification No.)


            875 NORTH MICHIGAN AVENUE, SUITE 1560, CHICAGO, IL 60611
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (312) 751-8833

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

      On February 10, 2005, Olympic Cascade Financial Corporation (the "Company," "we" or "us") announced that it has entered into an Agreement and Plan of Merger, dated as of February 10, 2005 (the "Merger Agreement") by and among the Company, FMFC Acquisition Corporation, a wholly owned subsidiary of the Company ("Merger Sub"), and First Montauk Financial Corp. ("First Montauk").

      Under the terms of the Merger Agreement, Merger Sub will merge with and into First Montauk (the "Merger"). First Montauk will be the surviving corporation of the Merger and will become a wholly owned subsidiary of the Company. Each share of common stock of First Montauk, no par value, issued and outstanding at the effective time of the Merger (the "Effective Time") will be converted into the right to receive 0.5055 shares of the Company's common stock, $0.01 par value ("Olympic Common Stock"), plus any cash in lieu of fractional shares of Olympic Common Stock. Each share of Series A Preferred Convertible Stock, $0.10 par value, of First Montauk, no par value, issued and outstanding at the Effective Time will be converted into the right to receive one share of Series B Preferred Stock, of the Company. Each share of Series B Preferred Stock, $0.10 par value, of First Montauk, issued and outstanding at the Effective Time shall be converted into a right to receive one share of Series C Preferred Stock, of the Company.

      In connection with the merger, the Company and First Montauk have each executed letters of intent with St. Cloud Capital LLC, a Los Angeles based investment firm, to provide approximately a total of $4.0 million of capital to the Company and First Montauk. The investment by St. Cloud Capital is subject to execution of definitive agreements, due diligence investigation and customary closing conditions.

      Under the terms of the Merger Agreement, Mark Goldwasser, President and Chief Executive Officer of the Company and Victor K. Kurylak, President and Chief Executive Officer of First Montauk will comprise the Office of the Chief Executive Officer of the Company. Both will report directly to the Company's Board of Directors. It is anticipated that Marshall Geller, a Senior Managing Director of St. Cloud Capital will become non-executive chairman of the Company's seven person Board of Directors. The terms of the Merger Agreement provide that each of the Company and First Montauk will have three persons on the Company's Board of Directors. Mr. Herbert Kurinsky, the current Chairman of First Montauk, Mr. William Kurinsky, the current Vice-Chairman of First Montauk, Mr. Victor K. Kurylak, and One Clark LLC, an affiliate of Mr. Goldwasser, have agreed to vote their respective shares in favor of the merger.

      The closing of the Merger is subject to the completion of the affirmative vote of the Company and First Montauk shareholders, regulatory approvals, and other customary closing conditions, however, each party shall have a period of 17 days from the date of Agreement to exercise its right not to proceed with the transaction based upon its due diligence review, and shall also not be required to proceed if the parties fail to agree on other related closing documents.

      The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement and the Company's joint press release with First Montauk announcing the proposed Merger. The Merger Agreement and the press release are each filed as an exhibit to this report and are incorporated herein by reference.

      This material is not a substitute for the proxy statement/prospectus that the Company will file with the Securities and Exchange Commission. Investors are urged to read the document when it is available because it will contain important information, including detailed risk factors. The proxy statement/prospectus with other important documents to be filed by the Company will be available free of charge at the SEC's website, www.sec.gov or from the Company. The Company's directors and certain other executive officers may be considered participants in the solicitation of proxies in connection with the Merger. Information concerning the Company's directors and executive officers can be found in the documents filed by the Company with the SEC. Certain directors and executive officers of the Company may have direct or indirect interest in the Merger. Additional information about the participants will be contained in the proxy statement/prospectus.

ITEM 7.01. REGULATION FD DISCLOSURE

On February 10, 2005, the Company and First Montauk issued a joint press release announcing the Agreement and Plan of Merger. A copy of the press release is filed as an exhibit herewith.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

              Exhibit

               10.44 Agreement and Plan of Merger, dated February 10, 2005, by and among Olympic Cascade Financial Corporation, FMFC Acquisition Corporation and First Montauk Financial Corp.

               99.1        Press Release dated February 10, 2005

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       OLYMPIC CASCADE FINANCIAL CORPORATION

                                       By: /s/ Mark Goldwasser
                                           --------------------------
                                           Mark Goldwasser
                                           President and Chief Executive Officer

Dated: February 10, 2005